QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.6

May 9, 2006

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105-1977

  Re:
  Registration Statement on Form S-1 relating to $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016, $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012, $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011, $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 and $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        We have acted as counsel in the Commonwealth of Massachusetts to the guarantors listed on Schedule A hereto (the "Massachusetts Guarantors"), which are indirect, wholly owned subsidiaries of AMC Entertainment Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 9, 2006 (as amended, the "Registration Statement") by the Company for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016 (the "2016 Notes"), (ii) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Rate Notes"), (iii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iv) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2011 (the "2011 Notes"), (v) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes") and (vi) $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the 2016 Notes, the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, the "Notes") and the guarantees of the Notes (the "Guarantees") by the Massachusetts Guarantors, under the Securities Act of 1933, as amended (the "Act"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

        The 2016 Notes and related Guarantees were issued pursuant to an indenture, dated as of January 26, 2006, as supplemented by the First Supplemental Indenture, dated as of April 20, 2006 (the "2016 Notes Indenture"), among the Company, the guarantors party therein and HSBC Bank, National Association, as Trustee (the "Trustee"). The Fixed Rate Notes and the Floating Rate Notes and the related Guarantees were issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture, dated as of December 23, 2004, a Second Supplemental Indenture, dated as of January 26, 2006, and a Third Supplemental Indenture, dated as of April 20, 2006 (the "Fixed Rate Notes Indenture" and the "Floating Rate Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2011 Notes and the related Guarantees were issued pursuant to an indenture, dated as of January 27, 1999, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, the Second Supplemental Indenture, dated as of December 23, 2004, the Third Supplemental Indenture, dated as of January 26, 2006, and the Fourth Supplemental Indenture, dated as of April 20, 2006 (the "2011 Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2012 Notes and the related Guarantees were issued pursuant to an indenture, dated as of January 16, 2002, as supplemented by the First Supplemental Indenture, dated as of December 23, 2004, the Second Supplemental Indenture, dated as of January 26, 2006, and the Third Supplemental Indenture, dated as of April 20, 2006 (the "2012 Notes Indenture"), among the Company, the guarantors party thereto and the Trustee. The 2014 Notes and the related Guarantees were issued pursuant to an indenture, dated as of February 24, 2004, as supplemented by the First Supplemental Indenture, dated as of December 23, 2004, the Second

Supplemental Indenture, dated as of January 26, 2006, and the Third Supplemental Indenture, dated as of April 20, 2006 (the "2014 Notes Indenture" and, together with the 2016 Notes Indenture, the Fixed Rate Notes Indenture, the Floating Rate Notes Indenture, the 2011 Notes Indenture and the 2012 Notes Indenture, the "Indentures"), among the Company, the guarantors party thereto and the Trustee.

        We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indentures, certificates and other documents and other inquiries of officers of the Company and the Massachusetts Guarantors and of public officials.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Massachusetts Guarantors, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as set forth below, the validity and binding effect thereof on such parties.

        We do not express any opinion herein concerning any laws other than the laws of the Commonwealth of Massachusetts.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

        1.     Each Massachusetts Guarantor is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

        2.     The Guarantees have been duly authorized by the Massachusetts Guarantors.

        Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

        We have not been requested to express and do not render any opinion as to the applicability to the obligations of the Massachusetts Guarantors under the Indentures, the Notes and the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ ROPES & GRAY LLP

SCHEDULE A

Massachusetts Guarantors

Fall River Cinema, Inc.
Liberty Tree Cinema Corp.
Loews Cheri Cinemas, Inc.
Loews Fresh Pond Cinemas, Inc.
Nickelodeon Boston, Inc.
Premium Theater of Framingham, Inc.
Sack Theatres, Inc.

QuickLinks

Massachusetts Guarantors